Exhibit 99

Temecula Valley Bancorp Receives Market Cap Champion Award

    TEMECULA, Calif.--(BUSINESS WIRE)--April 16, 2004--Temecula Valley Bancorp (OTCBB:TMCV) announced today that the company was awarded the annual Carpenter & Company Market Cap Champion 2003 Award for financial institutions in the $250-$500 million asset class. "We are pleased and honored to receive this prestigious award," said Stephen
H. Wacknitz, President/CEO and Chairman of the Board.
    The Market Cap Champion's Award for 2003 was given for Temecula Valley Bancorp's three-year stock appreciation of 360%. The award was presented at the third annual Strategic Issues Summit, held on April 6, 2004, at the Balboa Bay Club in Newport Beach, Calif. The event was co-sponsored by Carpenter & Company and the California Bankers Association. The Market Cap awards annual awards are presented to banks in five asset classes, ranging from smaller community banks with under $50 million in assets, to larger banks with total assets of $1 billion to $10 billion. This year's winners were honored for the highest appreciation in each asset class over the time period ending December 31, 2003.
    Temecula Valley Bank was established in 1996 and operates full service offices in Temecula, Murrieta, Fallbrook, Escondido and El Cajon. Temecula Valley Bancorp was established in June 2002 and operates as a one-bank holding company for Temecula Valley Bank. As a Preferred Lender (PLP) since 1998, the locally owned and operated bank also has SBA loan production offices in Sherman Oaks, Calif.; Fresno, Calif.; Chico, Calif.; Anaheim Hills, Calif.; Bellevue, Wash.;, Gurnee, Ill.; Westlake, Ohio; Tampa/St. Petersburg, Fla.; Coral Springs, Fla.; Jacksonville, Fla.; and Atlanta, Ga. The Bancorp's common stock is traded over the counter with the stock symbol "TMCV.OB" and the banks' Internet website can be reached at www.temvalbank.com.

    CONTACT: Temecula Valley Bank
             Stephen H. Wacknitz, 909-694-9940